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                                                              Exhibit (a)(1)(iv)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                 FOILMARK, INC.
                                       AT
                              $6.36 NET PER SHARE
                                       BY
                            DUDLEY ACQUISITION INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                            ILLINOIS TOOL WORKS INC.

----------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
   CITY TIME, ON THURSDAY, MAY 17, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                  April 20, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We are writing in connection with the tender offer commenced by Dudley Acquisition Inc., a Delaware corporation ("Sub") and a wholly owned subsidiary of Illinois Tool Works Inc., a Delaware corporation, to purchase all of the outstanding shares ("Shares") of common stock, par value $.01 per share of Foilmark, Inc. (the "Company"), at a price of $6.36 per share, net to the seller in cash, less any required withholding of taxes and without payment of any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 20, 2001 (an "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer Shares representing a majority of the total outstanding voting securities of the Company on a fully-diluted basis after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities and (2) the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have terminated or expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Shares tendered pursuant to the Offer, shall have been obtained or made prior to the acceptance of Shares pursuant to the Offer. The Offer also is subject to certain other terms and conditions.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee or who hold Shares registered in their own names, we enclose the following documents:

    1.  Offer to Purchase, dated April 20, 2001.

    2. Letter of Transmittal to tender Shares for your use and for the information of your clients who hold Shares.

    3. Letter to Clients, which may be sent to your clients for whose account you hold Shares, registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates are not immediately available or time will not permit the certificates and all required documents to reach the

Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for delivery by book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis.

    5. Letter to stockholders of the Company from Robert J. Simon, Chairman of the Board of the Company and Frank J. Olsen, Jr. President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7.  Return envelope addressed to American Stock Transfer & Trust Company.

    In accordance with the terms and subject to the satisfaction or waiver (where applicable) of the conditions to the Offer, Sub will accept for payment, purchase and pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer at the earliest time following expiration of the Offer when all such conditions shall have been satisfied or waived (where applicable). For purposes of the Offer, Sub will be deemed to have accepted for payment (and thereby purchased), shares validly tendered and not properly withdrawn if, as and when Sub gives oral or written notice to the Depositary of Sub's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates or a Book-Entry Confirmation (as defined in the Offer to Purchase) of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (2) the Letter of Transmittal to tender Shares, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal; and (3) any other documents required under the Letter of Transmittal.

    Sub will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Sub will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

    Sub will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or to its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

    Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Thursday, May 17, 2001, unless the Offer is extended.

    In order for a stockholder of the Company to take advantage of the Offer, the Letter of Transmittal to tender Shares, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by such Letter of Transmittal should be sent to the Depositary and certificates should be delivered, or Shares should be tendered pursuant to the procedure for book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    Holders of Shares whose certificates are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary on or prior to the Expiration Date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

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    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent.

                                          Very truly yours,

                                          Illinois Tool Works Inc.

Enclosures

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    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
   OR ANY OTHER PERSON AS AN AGENT OF SUB, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER
   PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM
   IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.
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                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                      E-mail: proxy@mackenziepartners.com

                Bankers and Brokers Call Collect: (212) 929-5500
                   All Others Call Toll Free: (800) 322-2885

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